Exhibit 99.1

NEWS RELEASE

Transcat, Inc. 35 Vantage Point Drive • Rochester • NY • 14624 • Phone: (585) 352-7777

Transcat Reports 14% Increase in Net Income for Fiscal 2012 Third Quarter

on Record Quarterly Net Revenue

•	Net revenue increased 19.2% to $28.5 million; record quarterly revenue driven by a combination of organic and acquisition growth

•	Service segment net revenue was up 24.0% to $9.1 million; Product segment net sales increased 17.0% to $19.4 million

•	Operating income improved 14.8% to $1.7 million

ROCHESTER, NY, January 23, 2012 – Transcat, Inc. (Nasdaq: TRNS), a leading distributor of professional grade handheld test and measurement instruments and accredited provider of calibration, repair and other measurement services, today reported financial results for its fiscal 2012 third quarter ended December 24, 2011. Included are the results of Wind Turbine Tools, Inc. and its affiliated companies (“Wind Turbine Tools”), a premier provider of products and services to the wind energy industry, which the Company acquired effective January 11, 2011; those of CMC Instrument Services, Inc., a Rochester, New York-based provider of dimensional calibration and repair services, which the Company acquired on April 5, 2011; and those of Newark Corporation’s calibration service business, a subsidiary of Premier Farnell, PLC (“Newark”), which the Company acquired on September 8, 2011.

Net revenue in the third quarter of fiscal 2012 was $28.5 million, an increase of 19.2% compared with net revenue of $23.9 million in the third quarter of fiscal 2011. Product segment net sales increased 17.0% to $19.4 million in the third quarter of fiscal 2012 from $16.6 million in the third quarter of the prior fiscal year. Service segment net revenue, which represented 31.9% of total net revenue, increased 24.0% to $9.1 million in the third quarter of fiscal 2012 compared with $7.3 million in the third quarter of the prior fiscal year.

Net income increased 14.2% to $1.0 million, or $0.13 per diluted share, in the third quarter of fiscal 2012, from $0.9 million, or $0.12 per diluted share, in the third quarter of fiscal 2011. The growth in net income was driven by increased operating profits in the Company’s Product segment.

Charles P. Hadeed, President and CEO of Transcat, commented, “Our growth strategy was clearly demonstrated this quarter. Winning new business, leveraging existing relationships and strategic acquisitions all contributed to both top-line growth and a significant increase in operating income. As we near the completion of our integration process, our recent acquisitions have also positioned us with a local presence in growing markets.”

Strong Top-Line Growth Drives 14.8% Increase in Operating Income in Fiscal 2012 Third Quarter

Fiscal 2012 third quarter gross profit increased to $6.8 million, or 23.9% of net revenue, compared with $6.1 million, or 25.3% of net revenue, in the third quarter of the prior fiscal year, reflecting gains in gross profit from both the Product and Service segments of 11.7% and 13.5%, respectively. The reduction in gross margin percentage was primarily due to an increased mix of lower margin reseller sales in the Company’s Product segment. Total operating expenses increased $0.5 million, or 11.3%, to $5.1 million in the third quarter of fiscal 2012, when compared with the same quarter of the prior fiscal year. The increase reflected higher employee compensation and acquisition-related expenses, including non-cash amortization of intangible assets. Partially offsetting these increases were lower marketing costs related to direct mail campaigns. As a percentage of net revenue, operating expenses were 18.0% and 19.3% in the third quarters of fiscal 2012 and 2011, respectively.

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Transcat Reports 14% Increase in Net Income for Fiscal 2012 Third Quarter on Record Quarterly Net Revenue January 23, 2012	Page 2

Operating income for the third quarter of fiscal 2012 was $1.7 million, an increase of 14.8% compared with $1.4 million in the third quarter of fiscal 2011. Operating margin, which was negatively pressured by incremental operating costs from recent acquisitions, declined slightly to 5.8% in the fiscal 2012 third quarter compared with 6.0% in the third quarter of fiscal 2011.

During the third quarter of fiscal 2012, Transcat generated $2.5 million of EBITDA (earnings before interest, taxes, depreciation and amortization), up $0.4 million, or 21.7%, from $2.0 million for the same quarter of the prior fiscal year. See Note 1 on page 4 for further description of this non-GAAP financial measure and the attached EBITDA Reconciliation table on page 9.

The Company’s effective tax rate in the third quarter of fiscal 2012 was 36.4% compared with 37.1% in the third quarter of fiscal 2011. The Company expects its full year effective tax rate will be in the 36% to 38% range.

Product and Service Segment Review

Product Segment: Represents the Company’s distribution of professional grade handheld test and measurement instruments business (68.1% of total net revenue for the third quarter of fiscal 2012)

Product segment net sales grew 17.0%, or $2.8 million, to $19.4 million in the third quarter of fiscal 2012 compared with the same quarter of fiscal 2011, driven by the expansion of the Company’s product portfolio and its effective sales and marketing campaigns. Sales to the Company’s direct channel increased $1.3 million, or 10.8%, and included an incremental $0.9 million of products sold to wind energy customers. Wind energy customers accounted for 8.6% and 4.7% of Product segment net sales in the third quarters of fiscal 2012 and 2011, respectively, and were aided by the acquisition of Wind Turbine Tools in January 2011. Sales to the Company’s reseller channel increased by $1.4 million compared with the third quarter of fiscal 2011, and were strengthened by targeted high-volume, low-margin, opportunistic orders of typically low-volume products.

Average Product segment net sales per day were $308 thousand in the third quarter of fiscal 2012, up from $267 thousand in the third quarter of fiscal 2011. On-line sales of the Company’s products increased 21.3% to $1.8 million, or 9.4% of Product segment net sales, in the third quarter of fiscal 2012 compared with $1.5 million in the third quarter of fiscal 2011, relatively unchanged as a percent of Product segment net sales. The Company’s on-line marketing activities are an important complement to the Company’s direct marketing mail efforts, both of which help drive overall Product segment growth.

Product segment gross profit in the third quarter of fiscal 2012 grew to $5.0 million, or 25.6% of Product segment net sales, compared with $4.4 million, or 26.8% of Product segment net sales, in the third quarter of fiscal 2011. Gross margin for the Product segment is a function of a number of factors including volume, market channel mix, manufacturers’ rebates, product mix and discounts to customers. The 120 basis point decline in gross margin was due to an increased mix of sales to resellers, which carry lower margins, but require limited direct marketing expenses.

Product segment operating income increased 14.7%, or $0.2 million, to $1.9 million in the third quarter of fiscal 2012, while operating margin was 9.6% and 9.8% of Product segment net sales for the third quarters of fiscal 2012 and 2011, respectively.

Service Segment: Represents the Company’s accredited calibration, repair and other measurement services business (31.9% of total net revenue for the third quarter of fiscal 2012)

Service segment net revenue was $9.1 million in the third quarter of fiscal 2012, a 24.0%, or $1.8 million, increase from $7.3 million in the third quarter of the prior fiscal year, as organic growth was complemented by incremental revenue from recent acquisitions.

Transcat’s strategy has been to focus its capital and marketing investments in the electrical, temperature, pressure and dimensional disciplines. Typically, approximately 20% of Service segment revenue has been generated from outsourcing customer equipment to third-party vendors for calibration

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beyond the Company’s chosen scope of capabilities. This revenue generates gross margins that are more characteristic of the Company’s product sales. In the third quarter of fiscal 2012, 19.7% of the Company’s Service segment revenue was subcontracted to third-party vendors compared with 20.0% in the third quarter of fiscal 2011.

Service segment gross profit in the third quarter of fiscal 2012 was $1.8 million, an increase of 13.5%, or $0.2 million, over the third quarter of fiscal 2011. Service segment gross margin in the third quarter of fiscal 2012 declined 190 basis points to 20.1% from the same period in the prior fiscal year as a result of additional operating costs from acquired businesses in the quarter.

The increase in Service segment gross profit was offset by incremental selling expenses from the Newark acquisition and non-cash amortization of intangible assets related to recent acquisitions. As a result, Service segment operating loss was $0.2 million during the third quarter of fiscal 2012, which was consistent with the operating loss in the same period of the prior fiscal year.

Nine-Month Review

Net revenue increased to $79.2 million in the first nine months of fiscal 2012, up 21.1% from net revenue of $65.4 million in the first nine months of fiscal 2011, the result of both market share gains and incremental revenue from recent acquisitions.

Product segment net sales were $53.5 million in the first nine months of fiscal 2012, an increase of 24.5%, compared with $43.0 million in the same period of the prior fiscal year. Sales to the Company’s direct channel increased $6.0 million, or 18.8%, during this time period and included $2.6 million of incremental sales from wind energy customers. Sales to wind energy customers were aided by the acquisition of Wind Turbine Tools and accounted for 8.7% and 4.8% of Product segment net sales in the first nine months of fiscal 2012 and 2011, respectively. Also, during the first nine months of fiscal 2012, the Company’s reseller channel experienced growth of $4.4 million, or 42.3%, and was strengthened by opportunistic sales of certain typically low-volume, low-margin products to large reseller customers. Product sales generated through the Company’s website were $4.9 million in the first nine months of fiscal 2012, up 22.1%, compared with $4.0 million in the first nine months of fiscal 2011.

Service segment net revenue increased 14.7%, or $3.3 million, to $25.7 million in the first nine months of fiscal 2012, from $22.4 million in the first nine months of fiscal 2011, as organic revenue growth was augmented by incremental revenue from recent acquisitions.

Gross margin for the first nine months of fiscal 2012 was 24.3% compared with 25.0% in the same period of the prior fiscal year. Product segment gross margin was 25.3% and 25.9% for the first nine months of fiscal 2012 and 2011, respectively. The decline in gross margin was primarily a result of an increased mix of sales to the Company’s reseller channel, which carry lower gross margins, require very little sales and marketing expense, and have similar operating margins as our direct sales. Gross margin was aided by a combined $0.4 million in incremental vendor rebates and cooperative advertising income. Service segment gross margin was 22.2% in the first nine months of fiscal 2012 compared with 23.3% in the same period of the prior fiscal year. General inflationary increases, as well as incremental expenses associated with acquired calibration labs, slightly outpaced revenue growth, resulting in the declining gross margin.

Operating expenses increased $2.2 million to $15.8 million in the first nine months of fiscal 2012 when compared with the same period of the prior fiscal year. As a percentage of net revenue, operating expenses for the first nine months of fiscal 2012 were 19.9%, down from 20.7% in the same period of the prior fiscal year. As was the case for the third quarter, the cost increase reflected higher employee compensation and acquisition-related expenses, including non-cash amortization of intangible assets. Operating income in the first nine months of fiscal 2012 was $3.5 million, or 4.4% of net revenue, compared with $2.8 million, or 4.3% of net revenue, in the first nine months of fiscal 2011.

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Transcat Reports 14% Increase in Net Income for Fiscal 2012 Third Quarter on Record Quarterly Net Revenue January 23, 2012	Page 4

Net income was $2.1 million, or $0.27 per diluted share, for the first nine months of fiscal 2012 compared with $1.7 million, or $0.23 per diluted share, for the same period of the prior fiscal year.

EBITDA was $5.7 million for the first nine months of fiscal 2012, an increase of $1.3 million, or 28.6%, from $4.4 million for the same period in fiscal 2011. See Note 1 below and the attached EBITDA Reconciliation table on page 9.

Balance Sheet and Cash Management

Net cash provided by operations was $2.5 million in the first nine months of fiscal 2012 compared with $2.7 million in the first nine months of fiscal 2011. The decrease was the result of working capital requirements. Inventory at the end of the first nine months of fiscal 2012 was $8.8 million, up from the $7.6 million at the end of fiscal year 2011. The Company’s inventory strategy includes larger purchases of key products from certain manufacturers in an effort to maximize on-hand availability and reduce backorders of those products with long lead times. As a result, inventory levels from quarter-to-quarter will vary based on the timing of these larger orders in relation to the quarter-end. The Company expects inventory at the end of fiscal 2012 to be between $6.5 million and $7.0 million.

Capital expenditures in the first nine months of fiscal 2012 were $1.2 million compared with $1.1 million in the first nine months of fiscal 2011, and were primarily for additional service capabilities and facility improvements. Transcat expects capital spending for fiscal 2012 to be in the range of $1.5 million to $1.7 million. During the first nine months of fiscal 2012, the Company also invested $3.1 million in business acquisitions.

As of December 24, 2011, the Company had $8.2 million in remaining availability under its $15.0 million revolving credit facility.

Outlook

Mr. Hadeed concluded, “The robust growth in our Product segment has clearly been the result of a number of factors, including our acquisition activity, wind industry construction fluctuations, economic conditions and market share gains in both of our primary channels. As a result of our 52/53 week fiscal cycle, we will have an extra week of sales in the fourth quarter of fiscal 2012. Quarterly comparisons beyond that should track closer to our normal expected Product segment growth rate of low to mid single digits.

“We believe our Service segment should demonstrate the operating leverage of the expanded operational base our acquisitions have provided, although we may experience some residual short-term margin pressure as we complete our integration process.

“Our strong balance sheet keeps us well positioned to broaden our capabilities and expand our market reach. We will continue to explore opportunities that fit our business model and recognize that successful integration of those strategic acquisitions into our existing business remains an integral driver of our growth.”

NOTE 1

In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present EBITDA (earnings before interest, income taxes, depreciation, and amortization), which is a non-GAAP measure. The Company believes EBITDA allows investors to view its performance in a manner similar to the methods used by management and provides additional insight into its operating results. EBITDA is not calculated through the application of GAAP and is not the required form of disclosure by the Securities and Exchange Commission. As such, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies. See attached EBITDA Reconciliation table on page 9.

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ABOUT TRANSCAT

Transcat, Inc. is a leading distributor of professional grade handheld test and measurement instruments and accredited provider of calibration, repair and other measurement services primarily for the pharmaceutical and FDA-regulated, industrial manufacturing, energy and utilities, chemical manufacturing and other industries. Through its distribution products segment, Transcat markets and distributes national and proprietary brand instruments to nearly 15,000 customers. The Company offers access to more than 25,000 test and measurement instruments. Transcat delivers precise, reliable, fast calibration, and repair services across the United States, Canada and Puerto Rico through its 17 strategically located Calibration Centers of Excellence. The breadth and depth of parameters covered by Transcat’s ISO/IEC 17025 scopes of accreditation are believed to be among the best in the industry.

Transcat’s growth strategy is to expand both its distribution products and calibration services in markets that value product breadth and availability and rely on accredited calibration services to maintain the integrity of their processes.

More information about Transcat can be found on its website at: transcat.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Transcat, Inc. expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenue, profit margins, sales operations, its strategy to build its sales representative channel, customer preferences and changes in market conditions in the industries in which Transcat operates are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Transcat’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

For more information contact:

John Zimmer, Chief Financial Officer

Phone: (585) 352-7777

Email: jzimmer@transcat.com

-OR-

Deborah Pawlowski, Investor Relations

Phone: (716) 843-3908

Email: dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW

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TRANSCAT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	(Unaudited)		(Unaudited)
	Third Quarter Ended		Nine Months Ended
	December 24, 2011	December 25, 2010	December 24, 2011	December 25, 2010

Product Sales	$19,382	$16,562	$53,533	$43,009
Service Revenue	9,078	7,319	25,715	22,420

Net Revenue	28,460	23,881	79,248	65,429

Cost of Products Sold	14,420	12,119	39,992	31,863
Cost of Services Sold	7,252	5,710	20,017	17,198

Total Cost of Products and Services Sold	21,672	17,829	60,009	49,061

Gross Profit	6,788	6,052	19,239	16,368

Selling, Marketing and Warehouse Expenses	3,403	2,999	10,071	8,577
Administrative Expenses	1,732	1,613	5,704	4,993

Total Operating Expenses	5,135	4,612	15,775	13,570

Operating Income	1,653	1,440	3,464	2,798

Interest Expense	35	13	91	41
Other Expense, net	9	1	36	13

Total Other Expense	44	14	127	54

Income Before Income Taxes	1,609	1,426	3,337	2,744
Provision for Income Taxes	585	529	1,242	1,042

Net Income	$1,024	$897	$2,095	$1,702

Basic Earnings Per Share	$0.14	$0.12	$0.29	$0.23

Average Shares Outstanding	7,325	7,307	7,301	7,299

Diluted Earnings Per Share	$0.13	$0.12	$0.27	$0.23

Average Shares Outstanding	7,680	7,553	7,647	7,543

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TRANSCAT, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share and Per Share Amounts)

	(Unaudited)
	December 24, 2011	March 26, 2011

ASSETS
Current Assets:
Cash	$57	$32
Accounts Receivable, less allowance for doubtful accounts of $118 and $73 as of December 24, 2011 and March 26, 2011, respectively	13,058	12,064
Other Receivables	1,946	617
Inventory, net	8,814	7,571
Prepaid Expenses and Other Current Assets	1,055	840
Deferred Tax Asset	899	631

Total Current Assets	25,829	21,755
Property and Equipment, net	5,466	5,253
Goodwill	13,383	11,666
Intangible Assets, net	2,635	1,982
Deferred Tax Asset	174	296
Other Assets	449	408

Total Assets	$47,936	$41,360

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$9,611	$8,241
Accrued Compensation and Other Liabilities	4,250	3,579
Income Taxes Payable	205	208

Total Current Liabilities	14,066	12,028
Long-Term Debt	6,848	5,253
Other Liabilities	871	750

Total Liabilities	21,785	18,031

Shareholders’ Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 7,826,079 and 7,759,580 shares issued as of December 24, 2011 and March 26, 2011, respectively; 7,327,297 and 7,260,798 shares outstanding as of December 24, 2011 and March 26, 2011, respectively	3,913	3,880

Capital in Excess of Par Value	10,768	10,066
Accumulated Other Comprehensive Income	477	485
Retained Earnings	13,187	11,092
Less: Treasury Stock, at cost, 498,782 shares as of December 24, 2011 and March 26, 2011	(2,194)	(2,194)

Total Shareholders’ Equity	26,151	23,329

Total Liabilities and Shareholders’ Equity	$47,936	$41,360

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TRANSCAT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	(Unaudited)
	Nine Months Ended
	December 24, 2011	December 25, 2010

Cash Flows from Operating Activities:
Net Income	$2,095	$1,702
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities:
Deferred Income Taxes	(105)	1
Depreciation and Amortization	2,241	1,622
Provision for Accounts Receivable and Inventory Reserves	157	88
Stock-Based Compensation Expense	407	398
Change in Contingent Consideration	—	(55)
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	(2,387)	73
Inventory	(1,347)	(1,517)
Prepaid Expenses and Other Assets	(627)	(519)
Accounts Payable	1,270	454
Accrued Compensation and Other Liabilities	873	332
Income Taxes Payable	(42)	113

Net Cash Provided by Operating Activities	2,535	2,692

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(1,233)	(1,081)
Business Acquisitions	(3,122)	(491)

Net Cash Used in Investing Activities	(4,355)	(1,572)

Cash Flows from Financing Activities:
Revolving Line of Credit, net	1,606	(842)
Payments on Other Debt Obligations	(11)	(16)
Payments of Contingent Consideration	(88)	(52)
Issuance of Common Stock	350	236
Repurchase of Common Stock	(61)	(559)
Excess Tax Benefits Related to Stock-Based Compensation	39	10

Net Cash Provided by (Used in) Financing Activities	1,835	(1,223)

Effect of Exchange Rate Changes on Cash	10	(2)

Net Increase (Decrease) in Cash	25	(105)
Cash at Beginning of Period	32	123

Cash at End of Period	$57	$18

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TRANSCAT, INC.

Fiscal 2012 Year-to-Date and Fiscal Year 2011

Additional Information

EBITDA Reconciliation

(Dollars in thousands)

(Unaudited)

	FY2012
	Q1	Q2	Q3		YTD
Net Income	$325	$746	$1,024		$2,095
+ Interest Expense	28	28	35		91
+ Income Tax Provision	200	457	585		1,242
+ Depreciation & Amortization	670	738	833		2,241
EBITDA	$1,223	$1,969	$2,477		$5,669

	FY2011
	Q1	Q2	Q3	Q4	FY 2011 Total
Net Income	$278	$527	$897	$1,086	$2,788
+ Interest Expense	12	16	13	32	73
+ Income Tax Provision	166	347	529	652	1,694
+ Depreciation & Amortization	496	529	597	671	2,293
EBITDA	$952	$1,419	$2,036	$2,441	$6,848

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TRANSCAT, INC.

Fiscal 2012 Third quarter

Additional Information

Business Segment Data

(Dollars in thousands)

	(Unaudited)	(Unaudited)
	Quarter ended December 24, 2011	Quarter ended December 25, 2010	$ Change	% Change

Products

Net sales	$19,382	$16,562	$2,820	17.0%

Gross profit	4,962	4,443	519	11.7%
Margin	25.6%	26.8%

Operating income	1,854	1,617	237	14.7%
Margin	9.6%	9.8%

Services

Net revenue	$9,078	$7,319	$1,759	24.0%

Gross profit	1,826	1,609	217	13.5%
Margin	20.1%	22.0%

Operating loss	(201)	(177)	(24)	(13.6%)
Margin	(2.2%)	(2.4%)

Consolidated

Net revenue	$28,460	$23,881	$4,579	19.2%

Gross profit	6,788	6,052	736	12.2%
Margin	23.9%	25.3%

Operating income	1,653	1,440	213	14.8%
Margin	5.8%	6.0%

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TRANSCAT, INC.

Fiscal 2012 Third quarter

Additional Information

Business Segment Data

(Dollars in thousands

	(Unaudited)	(Unaudited)
	Nine months ended December 24, 2011	Nine months ended December 25, 2010	$ Change	% Change

Products

Net sales	$53,533	$43,009	$10,524	24.5%

Gross profit	13,541	11,146	2,395	21.5%
Margin	25.3%	25.9%

Operating income	4,132	3,149	983	31.2%
Margin	7.7%	7.3%

Services

Net revenue	$25,715	$22,420	$3,295	14.7%

Gross profit	5,698	5,222	476	9.1%
Margin	22.2%	23.3%

Operating income	(668)	(351)	(317)	(90.3%)
Margin	(2.6%)	(1.6%)

Consolidated

Net revenue	$79,248	$65,429	$13,819	21.1%

Gross profit	19,239	16,368	2,871	17.5%
Margin	24.3%	25.0%

Operating income	3,464	2,798	666	23.8%
Margin	4.4%	4.3%

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Transcat, Inc.

Additional Information

PRODUCT SEGMENT SALES BY MARKET CHANNEL

(Dollars in thousands)

(Unaudited)

	FY 2012
	Q1	Q2	Q3		FY 2012 YTD Total	% of Total
Direct	$12,504	$11,720	$13,804		$38,028	71.0%
Reseller	4,422	5,003	5,296		14,721	27.5%
Freight Billed to Customers	256	246	282		784	1.5%
Total Product Sales	$17,182	$16,969	$19,382		$53,533

	FY 2011
	Q1	Q2	Q3	Q4	FY 2011 Total	% of Total
Direct	$9,640	$9,906	$12,462	$12,389	$44,397	74.2%
Reseller	3,133	3,352	3,861	4,199	14,545	24.3%
Freight Billed to Customers	202	214	239	265	920	1.5%
Total Product Sales	$12,975	$13,472	$16,562	$16,853	$59,862

PRODUCT SALES PER BUSINESS DAY

(Dollars in thousands)

(Unaudited)

	FY 2012
	Q1	Q2	Q3		FY 2012 YTD Total
Number of business days	64	63	63		190
Total product sales	$17,182	$16,969	$19,382		$53,533
Sales per day	$268	$269	$308		$282

	FY 2011
	Q1	Q2	Q3	Q4	FY 2011 Total
Number of business days	64	63	62	64	253
Total product sales	$12,975	$13,472	$16,562	$16,853	$59,862
Sales per day	$203	$214	$267	$263	$237

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PRODUCT SEGMENT SALES BY REGION

(Dollars in thousands)

(Unaudited)

	FY 2012
	Q1	Q2	Q3		FY 2012 YTD Total	% of Total
United States	$14,979	$14,943	$16,967		$46,889	87.6%
Canada	1,258	1,249	1,433		3,940	7.3%
Other International	689	531	700		1,920	3.6%
Freight Billed to Customers	256	246	282		784	1.5%
Total	$17,182	$16,969	$19,382		$53,533

	FY 2011
	Q1	Q2	Q3	Q4	FY 2011 Total	% of Total
United States	$11,124	$11,589	$14,254	$14,565	$51,532	86.1%
Canada	1,079	957	1,377	1,387	4,800	8.0%
Other International	570	712	692	636	2,610	4.4%
Freight Billed to Customers	202	214	239	265	920	1.5%
Total	$12,975	$13,472	$16,562	$16,853	$59,862

SERVICE SEGMENT REVENUE BY TYPE

(Dollars in thousands)

(Unaudited)

	FY 2012
	Q1	Q2	Q3		FY 2012 YTD Total	% of Total
Depot/On-site	$6,542	$6,490	$7,069		$20,101	78.2%
Outsourced	1,673	1,520	1,791		4,984	19.4%
Freight Billed to Customers	208	204	218		630	2.4%
Total Service Revenue	$8,423	$8,214	$9,078		$25,715

	FY 2011
	Q1	Q2	Q3	Q4	FY 2011 Total	% of Total
Depot/On-site	$5,689	$5,800	$5,677	$6,963	$24,129	77.0%
Outsourced	1,786	1,473	1,466	1,720	6,445	20.6%
Freight Billed to Customers	178	175	176	221	750	2.4%
Total Service Revenue	$7,653	$7,448	$7,319	$8,904	$31,324

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